EXHIBIT 10.1

AMENDMENT NO. 1 TO SUBORDINATED UNSECURED PROMISSORY NOTE

This Amendment No. 1 to Subordinated Unsecured Promissory Note (this “Amendment”), is entered into effective as of April 30, 2010 by and between Great American Group, Inc., a Delaware corporation (“Maker”) and [                                ] (“Payee”).

WHEREAS, Maker and Payee have entered into that certain Subordinated Unsecured Promissory Note dated as of July 31, 2009 in the original aggregate principal amount of Twenty-Three Million Four Hundred Ninety-Eight Thousand One Hundred Thirty-Six Dollars and Three Cents ($23,498,136.03) (the “Note”);

WHEREAS, pursuant to the Note, Maker is obligated to pay Payee quarterly interest payments on the outstanding principal amount of the Note, beginning on October 31, 2009 (each such payment, an “Interest Payment”); and

WHEREAS, Maker and Payee desire to amend the Note in accordance with the terms of this Amendment and Payee desires to waive certain of its rights with respect to the Interest Payment due on April 30, 2009.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Maker and Payee hereby agree to amend the Note as follows:

1. Amendment. The first paragraph of the Note is hereby amended and restated in its entirety as follows:

FOR VALUE RECEIVED, Great American Group, Inc. (“Maker”), promises to pay to [            ] (“Payee”), the principal sum of Twenty-Three Million Four Hundred Ninety-Eight Thousand One Hundred Thirty-Six Dollars and Three Cents ($23,498,136.03), together with interest from the date of this Subordinated Unsecured Promissory Note (the “Note”) on the unpaid principal balance at a rate equal to three and three quarters percent (3.75%) per annum. Interest shall be payable quarterly, in arrears, on each January 31st, April  30th, July  31st, and October 31st of each applicable year, commencing on October 31, 2009. Subject to the terms of the Subordination Provisions, the entire unpaid principal amount and all unpaid accrued interest shall become fully due and payable on July 31, 2018 (the “Maturity Date”). Notwithstanding the foregoing, fifty percent (50%) of Available Cash Flow on December 31 of each year beginning on December 31, 2010 and ending on December 31, 2017 (each such date, a “Measurement Date”), shall be applied to reduce the principal amount of this Note (each such payment, a “Cash Flow Payment”). Each Cash Flow Payment, if any, shall be made no later than the date 30 days following the filing of Maker’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission for such fiscal year.

For purposes of this Note, “Available Cash Flow” means an amount equal to 50% of (i) the cash provided by Maker’s operations for the fiscal year ending on the applicable Measurement Date, (ii) less cash payments made by Maker during such fiscal year for capital property and equipment, (iii) less repayments of principal on outstanding debt under the Phantom Equityholder Notes during such period, (iv) less net repayments during the fiscal year of loans or credit facilities used to finance retail or wholesale specific liquidation engagements, (v) plus net borrowings during the fiscal year under loans or credit facilities used to finance retail or wholesale specific liquidation engagements, all as determined in accordance with generally accepted accounting principles (“GAAP”) in the U.S. and as included in the statement of cash flows of Maker’s audited financial statements for such fiscal year; provided, however, that if Maker’s total Available Cash on the applicable Measurement Date would be $20,000,000 or less after deducting the amount calculated in accordance with the foregoing, then the Available Cash Flow shall be reduced to an amount equal to the Maker’s total Available Cash on the Measurement Date less $20,000,000. By way of example and for purposes of greater clarity only, attached hereto as Exhibit A is an example of how such calculations would have applied for the fiscal year ended December 31, 2009; provided, further, that under no circumstances shall Available Cash Flow be less than zero.

For purposes of this Note, “Available Cash” means (i) cash and cash equivalents (as provided in the consolidated balance sheet of Maker’s audited financial statements for such Measurement Date), (ii) less auction and liquidation proceeds payable, (iii) less deferred revenue, (iv) less customer deposits, and (v) less principal on outstanding debt other than (A) principal on outstanding debt under this Note and those certain Subordinated Unsecured Promissory Notes issued by Maker on July 31, 2009 in favor of the Other Payees during such period and (B) principal on all other outstanding non-recourse debt, all as determined in accordance with GAAP and as included in Maker’s audited financial statements for such fiscal year; provided, however, that to the extent any amounts included in (ii) through (v) above are classified as restricted cash on the consolidated balance sheet of Maker’s audited financial statements for such Measurement Date or if no cash deposit related to such item is included in Maker’s cash and cash equivalents on the Measurement Date, cash and cash equivalents shall not be reduced by such amounts.

For purposes of this Note, “Phantom Equityholder Notes” means those certain Subordinate Unsecured Promissory Notes issued by Maker on July 31, 2009 to former participants in the Great American Group LLC Phantom Stock Plan, having an aggregate principal amount of $8,620,617.96.

To the fullest extent permitted by applicable law, any principal and/or interest not paid when due shall bear interest (commencing on the date such principal and/or interest become so due) at the Default Rate until paid in full. “Default Rate” shall mean the lesser of five and three-quarters percent (5.75%) per annum or the maximum rate permitted by applicable law. Unless sooner paid or converted in accordance with the terms hereof, the entire unpaid principal amount of this Note and all unpaid accrued interest shall, at the option of Payee, become fully due and payable upon a Change in Control of Maker; provided, however, that any payment hereunder is subject to the terms of the Subordination Provisions.

For purposes of this Note, “Change in Control” means the occurrence of (a) the sale, conveyance or disposition of all or substantially all of the assets of Maker or (b) the consummation of a merger or consolidation of Maker with or into another entity or any other corporate reorganization, if (i) more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of Maker immediately prior to such merger, consolidation or other reorganization and (ii) following the consummation of the merger, consolidation or other reorganization, members of the Board of Directors of Maker prior to such transaction do not constitute a majority of the members of the Board of Directors of the continuing or surviving entity. A Change in Control shall be deemed to have occurred if, during any period of two (2) consecutive years (not including any period beginning prior to August 1, 2009), individuals who at the beginning of such period constitute the Board of Directors of Maker, and any new director (other than a director(s) designated by a person who has entered into an agreement with Maker to effect a merger, consolidation or reorganization described above) whose election by the Board of Directors or nomination for election by Maker’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof.

Pursuant to the terms of the Acknowledgements executed by each Payee and Other Payees (as defined below), this Note, together with other promissory notes issued by Maker contemporaneously herewith to [                                ], Scott Carpenter, Paul Erickson, Lester Friedman, Thomas Pabst, Brian Yellen and Mark Weitz (collectively, the “Other Payees”) supersedes and replaces in its entirety that certain Subordinated Unsecured Promissory Note dated as of July 31, 2009 by Maker for the benefit of Payee and the Other Payees.

2. April 30, 2010 Interest Payment. Effective as of the date of this Agreement, Payee hereby agrees that the interest rate used to calculate the Interest Payment due and payable on April 30, 2010 shall be three and three quarters percent (3.75%) for the entire quarterly period covered by such Interest Payment, and Payee hereby waives any and all rights to receive interest at any other interest rate.

3. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Note.

4. Effect of Amendment. Except as expressly amended, restated or consented to in this Amendment, the Note shall continue in full force and effect. In the event of any conflict between the terms of this Amendment and the Note, the terms of this Amendment shall govern and control.

5. Entire Agreement. This Amendment and the Note constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Note and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

6. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be determined in accordance with the provisions of the Note.

7. Severability. If one or more provisions of this Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Amendment and the balance of the Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

MAKER: GREAT AMERICAN GROUP, INC.

By:
Name:[ ]
Title: [ ]

PAYEE: [ ]

By:

EXHIBIT A

Example of Available Cash Flow Calculation

	Available Cash Flow Calculation	2009
	Cash Flow from Operations	$17.8

less:	Capital Expenditures	(0.8)
	Principal Payments to Phantom Equity Notes	(0.7)
	Loan Repayments for Engagements	—

plus:	Loan Borrowings for Engagements	—

	Cash Flow	$16.2

times:	50% multiplier	x50%

	Available Cash Flow	$8.1

	Available Cash Calculation
	Cash and Cash Equivalents	$38.0

less:	Auction and Liquidation Proceeds Payable	(0.4)
	Deferred Revenue	(0.3)
	Customer Deposits	—
	Other Debt	—

	Available Cash	$37.3

	Cash Flow Payment Calculation
	Available Cash Flow	$8.1
times:	50% multiplier	x50%

	Cash Flow Payment*	$4.1

	* represents payment to select noteholder

	Minimum Available Cash Requirement
	Available Cash	$37.3

less:	Available Cash Flow	(8.1)

	Proforma Available Cash**	$29.1

	** Exceeds $20 million minimum requirement	Yes